EXHIBIT H

FEES PAID TO NB LLC OR LBAM
(Pursuant to Sub-Advisory Agreement with respect to the
Trust and Fund between NB Management and NB LLC
and NB Management and LBAM)

__________________________

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
(fees paid for fiscal year ended December 31, 2008)
__________________________

Fund	Sub-advisory Fees
Balanced Portfolio	(1)
Growth Portfolio	(1)
Guardian Portfolio	(1)
International Portfolio	(1)
Mid-Cap Growth Portfolio	(1)
Partners Portfolio	(1)
Regency Portfolio	(1)
Short Duration Bond Portfolio	(1)
Small-Cap Growth Portfolio (formerly Fasciano Portfolio)	(1)
Socially Responsive Portfolio	(1)

(1)	Fees paid on the basis of direct and indirect costs to NB LLC or LBAM in performing services.

H-1